Exhibit 99.4

Shanghai Skylight Law Firm Suzhou Branch

上海天知澜（苏州）律师事务所

October 20, 2025

To:

AGM Group Holdings Inc.

OMC Chambers, Wickhams Cay 1, Road Town, Tortola, British Virgin Islands.

Legal Opinion

Dear Madams/Sirs,

We are lawyers qualified in the People’s Republic of China (the “PRC,” which for the purpose of this legal opinion (this “Opinion”), does not include Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan) and are qualified to issue an opinion on the PRC Laws (as defined below).

We, as the PRC legal counsel to AGM Group Holdings Inc., a company incorporated under the laws of the British Virgin Islands (the “Company”), have been requested to provide this legal opinion in connection with the proposed offering (the “Offering”). According to the registration statement (including the final prospectus and all related amendments and supplements) to be filed by the Company with the U.S. Securities and Exchange Commission on October 20, 2025, the Company plans to issue convertible advance with an aggregate principal amount of up to US$6,000,000, to be issued in three tranches.

The first tranche of the Offering will consist of convertible advance with an aggregate principal amount of up to US$2,000,000, which will be closed in two separate installments, namely (i) convertible advance in the principal amount of US$1,500,000, to be issued at an 8% discount, and (ii) convertible advance in the principal amount of US$500,000, to be issued at a 15% discount.

The second tranche will consist of convertible advance with an aggregate principal amount of up to US$2,000,000, and the third tranche will consist of convertible advance with an aggregate principal amount of up to US$2,000,000. The number of shares issuable upon conversion of the convertible advance under the second and third tranches shall be determined by dividing the maximum principal amount of the relevant tranche (US$2,000,000 / US$2,000,000) by the lower of (i) 120% of the three-day average of the volume-weighted average trading prices of the Company’s ordinary shares for the three trading days immediately preceding the relevant closing date, and (ii) 93% of the volume-weighted average trading price of the Company’s ordinary shares for the lowest trading day during the ten consecutive trading days immediately preceding the date on which the holder submits a conversion notice.

A. Definitions

In addition to the terms defined in the context of this Opinion, the following capitalized terms used in this Opinion shall have the meanings ascribed to them as follows:

i.	“Commission” means the United States Securities and Exchange Commission.

ii.	“Governmental Agencies” means any national, provincial or local governmental, regulatory or administrative authority, court, arbitration commissions or any other judicial body of the PRC.

Shanghai Skylight Law Firm Suzhou Branch

上海天知澜（苏州）律师事务所

iii.	“Material Adverse Effect” means the material and adverse effect, resulting from any event, circumstance, condition, occurrence or situation or any combination of the foregoing, upon the conditions (financial or otherwise), business, properties or results of operations or prospects of the Company and the PRC Subsidiary taken as a whole.

iv.	“PRC Subsidiary” means the company as listed in Schedule I.

v.	“PRC Laws” means all applicable national, provincial and local laws, regulations and rules of the PRC currently in effect and publicly available on the date of this Opinion.

vi.	“Prospectus” means the prospectus contained in the Registration Statement and any and all prospectus supplement(s) to the foregoing prospectus.

vii.	“Registration Statement” means the Registration Statement on Form F-1, filed with the Commission under the Securities Act of 1933, including the final prospectus as filed on October 16, 2025, and any and all amendments to the foregoing Registration Statement”

B. Documents and Assumptions

In rendering this Opinion, we have reviewed the Registration Statement including the Prospectus, and examined originals or copies of the due diligence documents provided to us by the Company and the PRC Subsidiary and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively, the “Documents”).

In reviewing the Documents and for the purpose of this Opinion, we have assumed without independent investigation that (“Assumptions”)

i.	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

ii.	Each of the parties to the Documents, other than the PRC Subsidiary, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization or incorporation, or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Subsidiary, has full power and authority to execute, deliver and perform its obligations under the Documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

iii.	The Documents that were presented to us remain in full force and effect on the date of this Opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this Opinion;

iv.	The laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with; and

v.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiary in connection with this Opinion are true, correct and complete in all aspects.

Shanghai Skylight Law Firm Suzhou Branch

上海天知澜（苏州）律师事务所

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out above, we are of the opinion that:

(1)	As of the date of this Legal Opinion, the Issuer has only one subsidiary incorporated in the PRC, namely Beijing Bixin. Beijing Bixin has been duly incorporated and is validly existing as a limited liability company with the status of a legal person under the PRC Laws. Its business license and articles of association filed with the competent governmental authorities are valid and in full force and effect. Based on our due inquiry and to the best of our knowledge, the registered capital of Beijing Bixin has not been fully paid up as of the date hereof; however, such situation does not constitute a breach of the capital contribution obligations or the payment schedule stipulated in its articles of association. Beijing Bixin, as a domestic affiliated company of the Issuer, has provided a guarantee for the Issuer’s repayment obligations under the bond issuance. Furthermore, the equity interest of Beijing Bixin is owned free and clear of any pledge, lien, encumbrance, equity or other claim.

(2)	Except as disclosed in the Registration Statement, the Prospectus or any other public reports filed by the Company with the Commission (collectively, the “SEC Filings”), the PRC Subsidiary has full corporate power and authority and has all necessary approvals, authorizations, consents and orders of and from relevant Governmental Agencies, which are required under the PRC Laws, to own, lease, license and use its properties and assets and conduct its business in the manner presently conducted and as described in the SEC Filings, except where a lack of any such approval, authorization, consent and order would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

(3)	To the best of our knowledge after due inquiry, the PRC Subsidiary is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, such approval, authorization, consent and order, except where such violation, default, revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect. To the best of our knowledge after due inquiry, the business as presently conducted by the PRC Subsidiary is in compliance with all applicable PRC laws in all material aspects, except where any non-compliance would not, individually or in the aggregate, have or result in a Material Adverse Effect.

(4)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry, the PRC Subsidiary has not taken any action nor has any step been taken or legal or administrative proceedings been commenced or, threatened for the winding up, dissolution or liquidation of such PRC Subsidiary, or for the suspension, withdrawal, revocation or cancellation of their business licenses.

(5)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online (https://wenshu.court.gov.cn), China Execution Information Online（http://zxgk.court.gov.cn), People’s Court Announcement (https://rmfygg.court.gov.cn) and China Procuratorial Network (https://www.12309.gov.cn), we are not aware of any pending or threatened litigation, arbitration, administrative penalty, or other legal proceeding involving Beijing Bixin Technology Co., Ltd. (“Beijing Bixin”), the Issuer’s sole subsidiary incorporated in the PRC, as of the date of this Legal Opinion. Furthermore, to the best of our knowledge, Beijing Bixin is not in breach or violation of or in default, as the case may be, under (a) its articles of association and business license, or (b) any PRC Laws applicable to the PRC Subsidiary, in all material aspects, except where such breach, violation or default does not, individually or in the aggregate, have a Material Adverse Effect.

(6)	Except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry with the Company, including confirmation with the Company regarding information reflected in the Documents and available from public records of China Judgement Online, China Execution Information Online, People’s Court Announcement and China Procuratorial Network, there are no legal, governmental, administrative or arbitrative proceedings before any court of the PRC pending against, or involving the properties or business of, the PRC Subsidiary or to which any of the properties of the PRC Subsidiary located within the PRC is subject, if determined adversely to such PRC Subsidiary, would have a Material Adverse Effect.

(7)	Although we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement and the Prospectus, nothing has come to our attention that has caused us to believe that, the Registration Statement (other than any financial statements and related advance therein, as to which we express no opinion) at the time it became effective, contained any untrue statement of the information relating to PRC laws or omitted to state matters of PRC Law materially, in light of the circumstances under which they were made, not misleading.

This Opinion expressed above is subject to the following qualifications (the “Qualifications”):

i.	This Opinion is limited to the PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC.

ii.	All requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Subsidiary in connection with this Opinion are true, correct and complete in all aspects.

Shanghai Skylight Law Firm Suzhou Branch

上海天知澜（苏州）律师事务所

iii.	This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (ii) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (iii) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

iv.	This Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above.

v.	Unless otherwise stated herein, this Opinion is issued solely based on the Documents we have received from the Company and the PRC Subsidiary as of the date hereof, except that we may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and confirmations of responsible officers of the Company and the PRC Subsidiary and Governmental Agencies.

vi.	This Opinion is intended to be used in the context which is specifically referred to herein.

vii.	As used in this Opinion, the expression “to the best of our knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion.

This Opinion is rendered solely to you for the purpose hereof only and may not be issued, quoted or disclosed to any other party for any other purpose without our prior written consent.

This Opinion is given for the benefit of the addressee hereof, and without our express prior written consent, may not be relied upon by any person or entity other than the addressee. Save as provided herein, this Opinion shall not be quoted nor shall a copy be given to any person without our express prior written consent except where such disclosure is required to be made by the applicable law or is requested by the Commission or any other regulatory agencies.

Yours faithfully,

/s/ Shanghai Skylight Law Firm Suzhou Branch
Shanghai Skylight Law Firm Suzhou Branch

Shanghai Skylight Law Firm Suzhou Branch

上海天知澜（苏州）律师事务所

Schedule I - List of PRC Subsidiary

No.	Full Name	Shareholder(s)	Shareholding Percentage
1.	Beijing Bixin Electronic Technology Co., Ltd.( “Beijing Bixin”) (北京比芯电子科技有限公司)	AGM Electronic Technology Limited	100%

5